Date November 28, 2025

Conexeu Sciences Inc.
c/o 50 West Liberty Street, Suite 880
Reno, NV 89501

Attention:         Mr. Miles Harrison, President and Chief Executive Officer

Dear Sirs:

Re: Conexeu Sciences Inc. - Registration Statement on Form S-1

We have acted as counsel to Conexeu Sciences Inc. (the "Company") in connection with the Company's registration statement on Form S-1 (the "Registration Statement") dated November 28, 2025, filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").  The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling securityholders named in the Registration Statement (the "Selling Securityholders"):

  750,000 shares of common stock (the "Debt Settlement Shares") issued by the Company pursuant to a debt settlement agreement dated September 15, 2024 (the "Debt Settlement Agreement");

  3,750,000 shares of common stock (the "Private Placement Shares") issued by the Company pursuant to a private placement that closed on May 16, 2025 (the "Private Placement");

  416,667 shares of common stock (together with the Debt Settlement Shares and the Private Placement Shares, the "Shares") issued by the Company pursuant to a business advisory agreement dated May 16, 2025 (the "Business Advisory Agreement");

  3,750,000 shares of common stock (the "Private Placement Warrant Shares") issuable upon the exercise of common stock purchase warrants (the "Private Placement Warrants") issued pursuant to the Private Placement on May 16, 2025; and

  416,667 shares of common stock (together with the Private Placement Warrant Shares, the "Warrant Shares") issuable upon exercise of common stock purchase warrants (together with the Private Placement Warrants, the "Warrants") issued pursuant to the Business Advisory Agreement.

In rendering this opinion set for below, we have reviewed:

  the Registration Statement;

McMillan LLP | Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 | t 604.689.9111 | f 604.685.7084

Lawyers | Patent & Trade-mark Agents | Avocats | Agents de brevets et de marques de commerce

Vancouver | Calgary| Toronto | Ottawa | Montréal | mcmillan.ca

November 28, 2025 Page 2

  the Company's Articles of Incorporation as currently in effect (the "Articles of Incorporation");

  the Company's Bylaws as currently in effect (the "Bylaws");

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the Debt Settlement Agreement;

  the Business Advisory Agreement;

  the respective forms of the certificates representing the Warrants;

  an Officer's Certificate executed by Stephen Inouye, in his capacity as the Company's Chief Financial Officer, dated November 28, 2025; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Securityholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the applicable exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws; we have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

November 28, 2025 Page 3
  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also hereby consent to the use of our name under the heading "Interests of Named Experts and Counsel" in the prospectus, which forms a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours truly,

/s/ McMillan LLP